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                                                               Exhibit EX-99.p.1

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                             NUMERIC INVESTORS L.P.

                     COMPLIANCE MANUAL AND CODE OF ETHICAL
                                    STANDARDS
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                                       by:

                                Raymond J. Joumas

                             Chief Financial Officer

                               Compliance Officer


                                October 15, 2003

                            Supersedes version dated
                                January 31, 2002


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                                    CONTENTS
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1.   PURPOSE AND CONCEPT

     A.   Purpose
     B.   General concept

2.   COMPLIANCE OFFICER RESPONSIBILITIES AND AUTHORITIES

     C.   Responsibilities
     D.   Authorities

3.   INSIDER INFORMATION

4.   RESTRICTIONS ON PERSONAL TRADING

     E.   General
     F.   Trading procedure
     G.   Timely reporting of trades

5.   OTHER EMPLOYEE RESPONSIBILITIES

     H.   Gifts
     I.   Service as a Director
     J.   Know the rules
     K.   Report knowledge of any violations to the Compliance Officer
     L.   Use of superlatives
     M.   Futures and options
     N.   Client Complaints
     O.   Brokers

6.   NUMERIC INVESTORS NEW EMPLOYEE COMPLIANCE CHECKLIST


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1.   PURPOSE AND CONCEPT

                                   A. Purpose
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The purpose of this document is to specify the responsibilities of all employees of Numeric Investors L.P. ("Numeric") to comply with applicable laws and regulations governing their conduct when trading securities for client accounts or for their own accounts. Such laws and regulations may be promulgated by U.S. Federal or state government, by a U.S. Federal or state agency having jurisdiction over the conduct of investment advisory services, by a foreign government or regulatory agency in a country where Numeric is registered, or by the Institute for Chartered Financial Analysts or its successor.

Reference in this compliance manual to "securities" and "derivatives" includes any and all publicly traded equity and debt securities and their publicly traded derivatives.

General concept

All employees of Numeric (hereafter "employees" or "employee") shall conduct themselves in full compliance with all laws and regulations concerning the securities industry. This is in particular but not limited to those laws and regulations governing insider trading and fiduciary responsibilities. Further, all employees shall conduct themselves in compliance within the spirit of the laws, regulations and rules referenced in this compliance manual. It shall be the responsibility of every employee to know said laws, regulations and rules.

Numeric wishes to maintain a reputation for the highest integrity. This requires that all employees continually adhere to these principles:

     .    place the interests of our clients first;

     . treat our clients fairly and reasonably and those in similar circumstances as equally as possible;

     .    exercise due care in handling all information concerning clients;

     . avoid any actual or potential conflict of interest in personal securities transactions;

     . avoid taking inappropriate advantage of your positions of trust and responsibility;

     . do not damage the efficient, fair and orderly operation of the securities markets or investors' confidence therein.

Violations of any of the laws or regulations referenced above or rules and principles outlined in this compliance manual will not be tolerated. Failure to comply may, depending on the circumstances, result in immediate dismissal from Numeric. If employees have doubts concerning the interpretation or application of laws, regulations or of this compliance manual, they must seek advice from the compliance officer, Raymond J. Joumas.

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2.   COMPLIANCE OFFICER RESPONSIBILITIES AND AUTHORITIES

Responsibilities.

The Compliance Officer (hereafter "CO") enforces the provisions of this compliance manual and educates employees about their responsibilities herein. Langdon B. Wheeler will act as CO for Mr. Joumas.

The CO must provide all new employees with a copy of this compliance manual and of AIMR's "The Code of Ethics and The Standards of Professional Conduct" as soon as possible after they join the firm. The CO must ensure that all employees confirm in writing their review of each of these annually. If the compliance manual is updated, copies will be distributed to all employees. The most recent version of the compliance manual is available in the CO's office.

The CO will stay current with significant new legal developments in the area of financial advisory services, fiduciary responsibilities, price sensitive information, insider trading, etc. and will communicate major developments to Numeric's employees. The CO will update this compliance manual whenever developments warrant a change.

The CO will review all employee trading documents in a timely manner and take such action as this compliance manual requires in regard to employee trading and conduct.

The CO will maintain records for the tasks required in this compliance manual.

The CO will record all complaints in Numeric's complaint file. The CO will investigate the complaints, and will respond to all client complaints within a reasonable period. An analysis of all complaints and, if applicable, improvements in processes to prevent recurrence will be presented to the Management Committee.

The CO will make a reasonable allocation between hard and soft dollar uses when a research service has a mixed-use. The basis for such allocation shall be documented and the CO will make certain the hard dollar portion of such expenditure shall be paid by Numeric.

The CO and all other parties involved will thoroughly review the circumstances surrounding all trading errors as soon as possible. If a trading error results in a gain to a client, the client shall keep the gain. If any error results in a loss, the client shall be promptly made whole following the review. The circumstances of the error, reimbursement, and corrective action shall be documented.

In any situation where there is not a publicly available price for a security in one of Numeric's strategies due to suspended trading, a corporate action, or other reasons, the CO is responsible for convening a Fair Value Pricing Committee meeting to establish and document a price for that security. The Portfolio Manager for the strategy of the relevant security will gather as much public information as possible and together with an independent Portfolio Manager in another strategy and the CO; all such public information will be reviewed to establish a "Fair Value Price" for the security. The established Fair Value Price shall remain until further public information becomes available requiring the Fair Value Pricing Committee to reconvene or when trading commences and the public markets establish a price.

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     Authorities

     The CO is authorized to enforce the compliance manual independently from Numeric's Management Committee.

     The CO is authorized to investigate (1) any action that could potentially be in breach of securities laws and regulations or the rules of this compliance manual and (2) any securities transaction carried out by, on the instructions of or for the benefit of employees. If requested, employees will provide all information relating to the securities transaction to the CO or will instruct the party through which the transaction took place to do so. Employees shall be required to endeavor, within the limits of reasonableness and fairness, to ensure that third parties associated with them provide or cause to be provided all information about any securities transaction carried out by them upon demand by the compliance officer.

The CO is authorized to report the results of any investigation, in writing, directly to the Management Committee of Numeric. Employees shall be given the opportunity to respond to the results of the investigation before the CO reports the results of the investigation in writing. The Management Committee of Numeric shall inform employees of the results of the investigation.

3.   INSIDER INFORMATION

All employees are responsible for ensuring that trades are not made on the basis of insider information.

Insider information shall mean the knowledge of specific information concerning a person, company or institution to which the securities relate or concerning the trade in the said securities:

     1)   that has not been made public; and
     2) where disclosure can reasonably be expected to have an effect on the price of the securities concerned, irrespective of the direction of the share price.

The above applies whether employees execute a trade for their own account or for client accounts.

All employees must determine that their investment decisions are based on information that is in the public domain. If an employee is making an investment decision at the suggestion of another party (a broker or friend, for instance) and has doubts about whether the suggestion is based on information in the public domain, the employee has the responsibility to ask the other party if it believes such information is in the public domain.

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An employee may not carry out a securities transaction in respect of securities about which they have knowledge through an external research report that has not yet been published or is not based on information in the public domain.
An employee trading for his or her own account with specific brokers must advise these brokers, in writing, that he/she specifically wishes not to be provided with price sensitive/insider information.

Unless required for the purpose of duly discharging their duties or statutorily required to do so, employees may not supply or disclose, in whatever way, directly or indirectly, in full or in part, price sensitive or insider information to others.


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4.   RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

E.   General.

Numeric employees have a fiduciary responsibility to put their clients' interests ahead of the interest of their own accounts. Accordingly, this requires that any trades which employees undertake for their own account, or for the account of any non-Numeric client, must be done so as not to disadvantage any Numeric client and not to interfere with client portfolios in any way. Any employee trading activity should be entirely segregated from and have no impact on the investment process Numeric performs for its clients. Actual or perceived conflicts of interest and front-running should not take place and personal trading activity should be kept to a minimum.

For the purposes of this chapter, a security does not include shares of open end mutual funds, exchange traded funds, i-shares, direct obligations of the United States government, bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. Note that it specifically does include all n/i numeric family of mutual funds.

Numeric actively discourages personal trading of securities or derivatives. Personal trading exposes Numeric and its employees to additional risks for which there exists no compensation. It also might provide a distraction from managing client assets. For these reasons, employees (including on-site consultants) are encouraged to minimize the amount of trading of securities or derivatives for their personal accounts including accounts:

     . of immediate family members sharing the same household including the following persons: spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, adoptive relationships, and any other relationship which the CO determines could lead to the possible conflicts of interest or appearances of impropriety which this policy is intended to prevent; or
     . where the employee exercises any degree of control or has an economic interest including but not limited to: trusts, estates, investment clubs, charitable organizations, or any other account if acting as authorized agent or portfolio manager.

The following rules of conduct related to personal investing activities apply:

     . An employee shall exercise due care in handling all business and client information. This information shall be kept separate from their private affairs.
     . An employee shall avoid becoming so closely involved with a client or supplier of Numeric privately, that there is a risk of price-sensitive/insider information being communicated or of inappropriate mixing of business and private interests.
     . An employee may not execute a securities transaction further to or in anticipation of orders on behalf of clients of Numeric.
     . After placing an order for a securities transaction or the execution of such an order, an employee may not place an order for a securities transaction that is the reverse of such a securities transaction in respect of securities of the same company or in respect of securities relating to that company within 24 hours and the subsequent five trading days.

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     .    An employee may not profit from a securities transaction that is the reverse of such a securities transaction in respect of securities of the same company or in respect of securities relating to that company within 60 calendar days. Any profits realized on such short-term trades will be required to be disgorged. The CO may make an exception for severe and extenuating circumstances
     . An employee shall avoid any inappropriate mixing of business and private interests or reasonably foreseeable appearance thereof.

Employees have to seek prior approval from the CO to execute personal security transactions. The employee is prohibited from trading the security until the CO gives explicit authorization.

The CO will check current and intended trading of the portfolio management staff.

Approval for purchases or short sales of securities or derivatives will generally not be granted, even if the security or derivative is not held in clients' accounts and the security or derivative is not being contemplated for purchase or sale for clients' accounts.

In order to preclude any possibility of employees profiting from their position at Numeric, no approval will be given for acquiring any securities in an initial public offering or a private placement. Exceptions to this policy may be granted if securities are offered directly to the investing public without the use of an intermediary or underwriter, and the employee purchases the shares in the offering directly from the issuing company. In this case, the acquired securities may not be sold within six months.

Approval for liquidations of existing positions will generally be granted, provided that the security or derivative is not being contemplated for purchase or sale for clients' accounts in the next five business days.

For rights allocated to an employee in a rights issue, approval for liquidation will generally be granted. If a sale of these rights is contemplated for clients' accounts, the employee's rights will have to be sold at the last available trading day for the rights.

If approval to execute a personal security transaction has been granted, the employee may trade the security as long as the Trading Procedure below is adhered to.

F.   Trading Procedure.

The employee should execute the trade the same or the next business day the approval was granted.

Employees who have any doubt about the reporting, timing, feasibility or any other element of a personal securities transaction must seek clarification from the CO before executing the trade, even after being authorized. Any uncertainty about the rules and regulations will require that the individual shall not execute the trade. Misinterpretation of the rules is no excuse for mistakenly executing a trade.

If the Portfolio Management staff decides to trade in the security within the subsequent five trading days after the day the security was initially traded by the employee, the CO will require the employee to (1) assign the trade executed earlier and disgorge any profit in the trade to the related clients' accounts or
(2) give up the profits from that trade to a charitable organization of Numeric's choosing.

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G.   Timely reporting of trades.

Employees must provide written confirmation of all trades to the CO without delay. Employees are also required to report transactions in securities of non-publicly traded companies. Employees must provide the CO with quarterly summaries showing all trades of securities executed during the preceding quarter, within ten days of the end of the preceding quarter.

Employees must provide the CO with a statement of all securities holdings both at the commencement of employment at Numeric, and as of December 31/St/ every year thereafter. In addition, employees must certify within ten calendar days of the end of each calendar quarter that all trades made by the employee were disclosed to the company and were made in conformance with all procedures as specified in this compliance manual.

5.   OTHER EMPLOYEE RESPONSIBILITIES

H.   Gifts.

All personnel are prohibited from receiving any gift, service or other item of more than $200 value from any person or entity that does business with or on behalf of Numeric or has in the past or may in the future do business with Numeric. This policy excludes business meals, and tickets to events, however, any meal or event with a cost in excess of $200 per person must be reported to the CO. All invitations to events, be it sporting, theatre or otherwise, must be unsolicited.

I.   Service as a Director.

Employees are prohibited from serving on boards of directors of publicly traded companies.

J.   Know the rules.

Employees are responsible for their actions under the law and are therefore required to be sufficiently familiar with the law to avoid infringing it.

Within five days of receipt, employees must have read and become familiar with this compliance manual and with AIMR's "The Code of Ethics and The Standards of Professional Conduct." Employees must certify in writing, that they have read and understood each of these and that they will conduct themselves professionally in complete accordance with the requirements and standards therein.

K.   Report knowledge of any violations to the Compliance Officer.

Employees have an obligation to report to the CO any knowledge they have of violations of this Compliance Manual or violations of any other applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing Numeric's professional, financial, or business activities. Failure to report knowledge of any violation will be considered a violation and will potentially subject the employee to immediate dismissal.

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L.   Use of superlatives.

Any written material shall exclude the use of superlatives, for example: superior, exceptional, large and high.

M.   Futures and options.

A partner, officer, director or other qualified National Futures Association Associated Person of Numeric must review and approve all futures and options trades. This review and approval must be documented. All promotional material that describes Numeric's use of futures and options must be reviewed and approved by the CO. This review must be documented and filed.

N.   Client Complaints.

Client complaints must be promptly reported to the CO.

O.   Brokers.

Employees must promptly inform the CO when they receive information that a broker with whom Numeric does business has its license revoked or is subject to an investigation that could lead to its license being revoked.


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6.   NUMERIC INVESTORS EMPLOYEE COMPLIANCE CHECKLIST

EMPLOYEE NAME:  _________________________________________________

DATE OF HIRE:  __________________________________________________


I certify that I introduced this employee to the concept of compliance and provided him/her with a copy of the Numeric Investors L.P. Compliance Manual and Code of Ethical Standards and AIMR's The Code of Ethics and The Standards of Professional Conduct handbook.


COMPLIANCE OFFICER:  ____________________________________________
                                                        DATE


I certify that I have read and understood the Numeric Investors L.P. Compliance Manual and Code of Ethical Standards and AIMR's The Code of Ethics and The Standards of Professional Conduct and that I will conduct myself in accordance with all applicable rules, guidelines, and standards therein. I will also conduct myself in accordance with all applicable security laws and regulations. I further certify that I will always act as a responsible fiduciary for Numeric Investors' clients and that I will not utilize price sensitive/insider information in any investment decision I make on my own behalf or on behalf of Numeric Investors L.P.'s clients.


EMPLOYEE:  ______________________________________________________
                                                  DATE